Exhibit 99.1
Globecomm Systems Reports Fiscal 2009 Second Quarter
and Six-Month Financial Results
HAUPPAUGE, N.Y.—(BUSINESS WIRE)—February 9, 2009—Globecomm Systems Inc. (NASDAQ: GCOM), a leading provider of satellite-based communications infrastructure solutions and services on a global basis, today announced financial results for the fiscal 2009 second quarter and six-months ended December 31, 2008. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as adjusted EBITDA, a non-GAAP financial measure. In the attached table the Company provides a detailed reconciliation of GAAP earnings to adjusted EBITDA. A summary of the Company’s results are:
•	Service revenues increased 20.1% to $18.6 million as compared to $15.5 million in the same period last year.

•	Revenues from infrastructure solutions decreased by 45.2% to $21.3 million as compared to $38.9 million in the same period last year.

•	Consolidated revenues were $40.0 million in the fiscal 2009 second quarter as compared to $54.4 million in the same period last year.

•	GAAP earnings per diluted share were $0.05 in the second quarter of fiscal 2009 as compared to GAAP earnings per diluted share of $0.18 in the same period last year.

•	Adjusted EBITDA was $3.1 million in the second quarter of fiscal 2009 as compared to $5.2 million in the same period last year.
Fiscal Year 2009 Second Quarter Results
Revenues for the Company’s fiscal 2009 second quarter decreased 26.6% to $40.0 million, compared to $54.4 million in the same period last year. Revenues from infrastructure solutions decreased by 45.2% to $21.3 million compared to $38.9 million in the same period last year. Revenues from services increased 20.1% to $18.6 million as compared to $15.5 million in the same period last year. The increase in service revenues was driven by an increase in managed network service revenue within the Internet and data solution offering and life cycle support revenues. This was offset by a decrease in infrastructure solution revenues.
Net income for the Company’s fiscal 2009 second quarter decreased to $0.9 million, or $0.05 per diluted share, compared to net income of $3.7 million, or $0.18 per diluted share, in the second quarter of fiscal 2008 on a GAAP basis. Adjusted EBITDA for the second quarter of 2009 decreased to $3.1 million as compared to $5.2 million in the second quarter of 2008. The decrease in net income and adjusted EBITDA was primarily driven by lower infrastructure solutions revenues caused by the global economic slowdown resulting in government and commercial customers and prospects delaying projects, and increased selling and marketing expenses.
Fiscal Year 2009 Six-Month Results
Revenues for the Company’s fiscal 2009 six-months ended December 31, 2008 decreased 14.9% to $82.3 million, compared to $96.8 million in the same period last year. Revenues from infrastructure solutions decreased by 31.7%

to $44.9 million compared to $65.7 million in the same period last year. Revenues from services increased 20.6% to $37.5 million as compared to $31.1 million in the same period last year. The factors behind these trends were the same as reflected in the second quarter results.
Net income for the Company’s first six-months of fiscal 2009 decreased to $1.8 million, or $0.09 per diluted share, compared to net income of $6.7 million, or $0.34 per diluted share, in the same period last year on a GAAP basis. Adjusted EBITDA for the Company’s first six-months of fiscal 2009 decreased to $6.1 million as compared to $9.8 million in the same period past year. The decrease in net income and adjusted EBITDA was primarily driven by lower infrastructure solutions revenues and increased selling and marketing expenses.
Management’s Review of Results and Expectations
David Hershberg, Chairman and CEO of the Company, said, “Globecomm’s more predictable services revenues, coupled with a solid balance sheet, which includes zero debt, provides the Company with stability during the current economic downturn. Globecomm continues to invest in sales and marketing and sees opportunity on the acquisition front as we look to expand our global network footprint and round out our existing technology offerings. Globecomm has built and manages a highly leveragable service platform providing cutting edge technologies to multiple market segments. We are excited about our future, and look forward to continued profitability” Mr. Hershberg continued, “Although we are disappointed by our results at this point in the current fiscal year due to delays in certain anticipated infrastructure bookings, we are encouraged by the recent bookings levels as reflected in our recent announcements and the performance of our service business.”
Non-GAAP Measures
Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation and amortization expense and non-cash stock compensation expense. Adjusted EBITDA does not represent cash flows defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between adjusted EBITDA and GAAP net income is provided in a table immediately following the Condensed Consolidated Balance Sheets.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.
About Globecomm Systems
Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, managed network services and life cycle support services. Globecomm’s customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.
Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, Hong Kong, the United Kingdom, the United Arab Emirates and Afghanistan.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. In particular, the impact of the current economic downturn and the unpredictability of government spending programs make assessment of future performance extremely difficult. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
CONTACT: Globecomm Systems Inc.
David Hershberg, 631-231-9800
Investor Relations:
Matthew Byron, 631-457-1301
Fax: 631-231-1557
info@globecommsystems.com
www.globecommsystems.com.
SOURCE: Globecomm Systems Inc.
—Financial tables follow—

Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Revenues from infrastructure solutions	$21,334	$38,925	$44,873	$65,723
Revenues from services	18,643	15,522	37,459	31,066

Total revenues	39,977	54,447	82,332	96,789

Costs and operating expenses:
Costs from infrastructure solutions	17,009	31,435	37,309	52,619
Costs from services	14,185	12,027	28,390	23,133
Selling and marketing	3,216	2,728	6,329	5,253
Research and development	509	656	820	1,153
General and administrative	3,703	4,229	7,364	8,304

Total costs and operating expenses	38,622	51,075	80,212	90,462

Income from operations	1,355	3,372	2,120	6,327

Interest income	214	556	478	1,076
Interest (expense)	—	—	—	(285)

Income before income taxes	1,569	3,928	2,598	7,118

Provision for income taxes	621	208	822	375

Net income	$948	$3,720	$1,776	$6,743

Basic net income per common share	$0.05	$0.19	$0.09	$0.36

Diluted net income per common share	$0.05	$0.18	$0.09	$0.34

Weighted-average shares used in the calculation of basic net income per common share	20,193	19,992	20,172	18,892

Weighted-average shares used in the calculation of diluted net income per common share	20,416	20,868	20,568	19,796

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2008	2008
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$56,592	$51,399
Accounts receivable, net	37,597	52,106
Inventories	20,305	16,444
Prepaid expenses and other current assets	1,944	1,402
Deferred income taxes	860	1,017

Total current assets	117,298	122,368
Fixed assets, net	32,464	33,379
Goodwill	22,197	22,197
Intangibles, net	2,402	2,599
Deferred income taxes	10,875	11,496
Other assets	1,123	1,053

Total assets	$186,359	$193,092

Liabilities and Stockholders’ Equity
Current liabilities	$33,628	$43,359
Other liabilities	903	957
Total stockholders’ equity	151,828	148,776

Total liabilities and stockholders’ equity	$186,359	$193,092

Globecomm Systems Inc.
Reconciliation of Net Income to adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Net income	$948	$3,720	$1,776	$6,743
Adjustments:
Interest (income)	(214)	(556)	(478)	(1,076)
Interest expense	—	—	—	285
Provision for income taxes	621	208	822	375
Depreciation and amortization	1,376	1,534	2,747	3,093
Stock compensation expense (A)	339	322	1,220	407

Adjusted EBITDA	$3,070	5,228	6,087	9,827

(A)	Includes one-time charge of $675 in the six-months ended December 31, 2008 related to accelerated vesting of the restricted stock of the Company’s former President, who passed away on July 20, 2008.